EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000
For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)
Linda A. Koenig (CFO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Announces Resignation
of Chief Financial Officer Linda A. Koenig

CFO Duties Assumed by Controller Patrick J. Winters

Minneapolis, MN—June 19, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today announced that Linda A. Koenig, chief financial officer, has resigned to accept a position with another company. To ensure a smooth management transition for Controller Patrick J. Winters, who will assume her duties, Koenig will continue at ARCA through mid-July. Winters, a certified public accountant, will retain his current title of controller.

Winters, 34, has been with ARCA since 1998 and has served as controller since 2003. Prior to that, he held the positions of accounting manager and general accounting supervisor.

Koenig said: “The decision to leave ARCA was extremely difficult, and I am grateful for the professional opportunities the company has afforded me. I believe ARCA is on an increasingly solid footing, and Pat Winters is well-qualified to help ARCA attain its next level of development and achievement.”

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Linda has been a terrific asset to ARCA and has made innumerable contributions to our progress over the years. We will miss her expertise, wise counsel and friendship, and we wish her the very best in her new position at another company.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of June 2006, ApplianceSmart is operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles. ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.